Investor and Media Contact:

Reid Cox

Director of Investor Relations

& Business Development

(209) 926-3417

rcox@pacwest.com

Pac-West Telecomm Regains Compliance With

Nasdaq Listing Requirements

Stockton, CA - August 11, 2003 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers (SPs) and small and medium-sized enterprises (SMEs) in the western U.S., today announced that it has received notification from the Nasdaq Listing Qualifications Panel that the company has regained compliance with all requirements for continued listing on the Nasdaq SmallCap Market. Therefore, the company has no plans at this time to exercise the reverse split approved by its shareholders on June 9, 2003.

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West's network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West's website at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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